Exhibit 99.06
Pedestal Software, Inc.
Incentive Stock Option Agreement
     Pedestal Software, Inc. (the “Company”) hereby grants the following stock option pursuant to its 2002 Stock Option and Incentive Plan. The terms and conditions attached hereto are also a part hereof.

Name of optionee (the “Optionee”)

Date of this option grant:

Number of shares of the Company’s Common Stock subject to this option (“Shares”):

Option exercise price per share:

Number, if any, of Shares that may be purchased on or after the grant date:

Shares that are subject to vesting schedule:

Vesting Start Date:
     Vesting Schedule: [to be adjusted depending on vesting for each Optionee]

One year from Vesting Start Date:

On the last day of each calendar quarter after the one year anniversary of the Vesting Start Date, until all Shares are vested:

All vesting is dependent on the continuation of a Business Relationship with the Company, as provided herein.

Payment alternatives:	[Section 7(a)(i) through (iii)]
     This option satisfies in full all commitments that the Company has to the Optionee with respect to the issuance of stock, stock options or other equity securities.

Pedestal Software, Inc.
By:
Signature of Optionee		Name of Officer: James M. Geary
		Title:	President
Street Address

City/State/Zip Code

Pedestal Software, Inc.
Incentive Stock Option Agreement — Incorporated Terms And Conditions
     1. Grant Under Plan. This option is granted pursuant to and is governed by the Company’s 2002 Stock Option and Incentive Plan (the “Plan”) and, unless the context otherwise requires, terms used herein shall have the same meaning as in the Plan.
     2. Grant as Incentive Stock Option. This option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).
     3. Vesting of Option.
     (a) Vesting if Business Relationship Continues. The Optionee may exercise this option on or after the date of this option grant for the number of shares of Common Stock, if any, set forth on the cover page hereof. If the Optionee has continuously maintained a Business Relationship (as defined below) with the Company through the dates listed on the vesting schedule set forth on the cover page hereof, the Optionee may exercise this option for the additional number of shares of Common Stock set opposite the applicable vesting date. Notwithstanding the foregoing, the Board may, in its discretion, accelerate the date that any installment of this option becomes exercisable. The foregoing rights are cumulative and may be exercised only before the date which is ten years from the date of this option grant.
     (b) Definitions. The following definitions shall apply:
     “Acquisition” means (i) the sale of the Company by merger in which the shareholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); or (ii) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction) or (iii) any other acquisition of the business of the Company, as determined by the Board.
     “Business Relationship” means service to the Company or its successor in the capacity of an employee, officer, director or consultant.
     “Cause” means: (i) gross negligence or willful malfeasance in the performance of the Optionee’s work or a breach of fiduciary duty or confidentiality obligations to the Company by the Optionee; (ii) failure to follow the proper directions of the Optionee’s direct or indirect supervisor after written notice of such failure; (iii) the commission by the Optionee of illegal conduct relating to the Company; (iv) disregard by the Optionee of the material rules or material policies of the Company which has not been cured within 15 days after notice thereof from the Company; or (v) intentional acts on the part of the Optionee that have generated material adverse publicity toward or about the Company or (vi) unsatisfactory performance by the Optionee of his or her job with the Company, as determined by the Board of Directors of the Company in its sole discretion.
     “Private Transaction” means any Acquisition where the consideration received or retained by the holders of the then outstanding capital stock of the Company does not consist of (i) cash or cash equivalent consideration, (ii) securities which are registered under the Securities Act and/or (iii) securities for which the Company or any other issuer thereof has agreed, including pursuant to a demand, to file a registration statement within ninety (90) days of completion of the transaction for resale to the public pursuant to the Securities Act.
     4. Termination of Business Relationship.
     (a) Termination. If the Optionee’s Business Relationship with the Company ceases, voluntarily or involuntarily, with or without cause, no further installments of this option shall become exercisable, and this option shall expire (may no longer be exercised) after the passage of three months from the date of termination, but in no event later than the scheduled expiration date. Any determination under this agreement as to the status of a Business Relationship or other matters referred to above shall be made in good faith by the Board of Directors of the Company.
     (b) Employment Status. For purposes hereof, with respect to employees of the Company, employment shall not be considered as having terminated during any leave of absence if such leave of absence has been approved in writing by the Company and if such written approval contractually obligates the Company to continue the employment of the Optionee after the approved period of absence; in the event of such an approved leave of absence, vesting of this option shall be suspended (and the period of the leave of absence shall be added to all vesting dates) unless otherwise provided in the Company’s written approval of the leave of absence. For purposes hereof, a termination of employment followed by another Business Relationship shall be deemed a termination of the Business Relationship with all vesting to cease unless the Company enters into a written agreement related to such other Business Relationship in which it is specifically stated that there is no termination of the Business Relationship under this agreement. This option shall not be affected by any change of employment within or among the Company and its Subsidiaries so long as the Optionee continuously remains an employee of the Company or any Subsidiary.
     (c) Termination for Cause. If the Business Relationship of the Optionee is terminated for Cause (as defined above), this option may no longer be exercised from and after the Optionee’s receipt of written notice of such termination.
     5. Death; Disability.
     (a) Death. Upon the death of the Optionee while the Optionee is maintaining a Business Relationship with the Company, this option may be exercised, to the extent otherwise exercisable on the date of the Optionee’s death, by the Optionee’s estate, personal representative or beneficiary to whom this option has been transferred pursuant to Section 10, only at any time within 180 days after the date of death, but not later than the scheduled expiration date.
     (b) Disability. If the Optionee ceases to maintain a Business Relationship with the Company by reason of his or her disability, this option may be exercised, to the extent otherwise exercisable on the date of cessation of the Business Relationship, only at any time within 180 days after such cessation of the Business Relationship, but not later than the scheduled expiration date. For purposes hereof, “disability” means “permanent and total disability” as defined in Section 22(e)(3) of the Code.
     6. Partial Exercise. This option may be exercised in part at any time and from time to time within the above limits, except that this option may not be exercised for a fraction of a share.
     7. Payment of Exercise Price.
     (a) Payment Options. The exercise price shall be paid by one or any combination of the following forms of payment that are applicable to this option, as indicated on the cover page hereof:
(i)	by check payable to the order of the Company; or

(ii)	delivery of an irrevocable and unconditional undertaking, satisfactory in form and substance to the Company, by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the Optionee to the Company of a copy of irrevocable and unconditional instructions, satisfactory in form and substance to the Company, to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price; or

(iii)	subject to Section 7(b) below, if the Common Stock is then traded on a national securities exchange or on the Nasdaq National Market (or successor trading system), by delivery of shares of Common Stock having a fair market value equal as of the date of exercise to the option price; or
     In the case of (iii) above, fair market value as of the date of exercise shall be determined as of the last business day for which such prices or quotes are available prior to the date of exercise and shall mean (i) the last reported sale price (on that date) of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq National Market (or successor trading system), if the Common Stock is not then traded on a national securities exchange.

     (b) Limitations on Payment by Delivery of Common Stock. If Section 7(a)(iii) is applicable, and if the Optionee delivers Common Stock held by the Optionee (“Old Stock”) to the Company in full or partial payment of the exercise price and the Old Stock so delivered is subject to restrictions or limitations imposed by agreement between the Optionee and the Company, an equivalent number of Shares shall be subject to all restrictions and limitations applicable to the Old Stock to the extent that the Optionee paid for the Shares by delivery of Old Stock, in addition to any restrictions or limitations imposed by this agreement. Notwithstanding the foregoing, the Optionee may not pay any part of the exercise price hereof by transferring Common Stock to the Company unless such Common Stock has been owned by the Optionee free of any substantial risk of forfeiture for at least six months.
     8. Securities Laws Restrictions on Resale. Until registered under the Securities Act of 1933, as amended, or any successor statute (the “Securities Act”), the Shares will be illiquid and will be deemed to be “restricted securities” for purposes of the Securities Act. Accordingly, such shares must be sold in compliance with the registration requirements of the Securities Act or an exemption therefrom and may need to be held indefinitely. Unless the Shares have been registered under the Securities Act, each certificate evidencing any of the Shares shall bear a restrictive legend specified by the Company.
     9. Method of Exercising Option. Subject to the terms and conditions of this agreement, this option may be exercised by written notice to the Company at its principal executive office, or to such transfer agent as the Company shall designate. Such notice shall state the election to exercise this option and the number of Shares for which it is being exercised and shall be signed by the person or persons so exercising this option. Such notice shall be accompanied by payment of the full purchase price of such shares, and the Company shall deliver a certificate or certificates representing such shares as soon as practicable after the notice shall be received. Such certificate or certificates shall be registered in the name of the person or persons so exercising this option (or, if this option shall be exercised by the Optionee and if the Optionee shall so request in the notice exercising this option, shall be registered in the name of the Optionee and another person jointly, with right of survivorship). In the event this option shall be exercised, pursuant to Section 5 hereof, by any person or persons other than the Optionee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise this option.
     10. Option Not Transferable. This option is not transferable or assignable except by will or by the laws of descent and distribution, provided, however, that as a condition precedent to any such transfer, the Transferee shall be bound by all provisions of this Agreement to the same extent as if such transferee were the Optionee. During the Optionee’s lifetime only the Optionee can exercise this option.
     11. No Obligation to Exercise Option. The grant and acceptance of this option imposes no obligation on the Optionee to exercise it.
     12. No Obligation to Continue Business Relationship. Neither the Plan, this agreement, nor the grant of this option imposes any obligation on the Company to continue the Optionee in employment or other Business Relationship.

     13. Adjustments. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to such date of exercise.
     14. Tax Consequences.
     (a) Withholding Taxes. If the Company in its discretion determines that it is obligated to withhold any tax in connection with the exercise of this option, or in connection with the transfer of, or the lapse of restrictions on, any Common Stock or other property acquired pursuant to this option, the Optionee hereby agrees that the Company may withhold from the Optionee’s wages or other remuneration the appropriate amount of tax. At the discretion of the Company, the amount required to be withheld may be withheld in cash from such wages or other remuneration or in kind from the Common Stock or other property otherwise deliverable to the Optionee on exercise of this option. The Optionee further agrees that, if the Company does not withhold an amount from the Optionee’s wages or other remuneration sufficient to satisfy the withholding obligation of the Company, the Optionee will make reimbursement on demand, in cash, for the amount underwithheld.
     (b) Section 83(b) Election. The Optionee represents that he or she has received tax advice from his or her own personal tax advisor on the tax consequences of a purchase of the Shares. The Optionee understands the tax consequences of filing (or not filing) a Section 83(b) election under the Internal Revenue Code of 1986, as amended, in connection with the purchase of the Shares. The filing of a Section 83(b) election is the Optionee’s responsibility.
     15. Restrictions on Transfer; Right of First Refusal.
     (a) Company’s Right of First Refusal. If at any time the Optionee desires to sell for cash, cash equivalents or any other form of consideration (including a promissory note) all or any part of the Shares then owned by such Optionee, pursuant to an offer (or proposed offer) from a third party (the “Proposed Transferee”), the Optionee shall submit a written offer (the “Offer”) to sell such shares (the “Offered Shares”) to the Company on terms and conditions, including price, not less favorable to the Company than those on which the Optionee proposes to sell such Offered Shares to the Proposed Transferee. The Optionee shall also provide notice of the Offer to the holders of the company’s preferred stock (the “Investors”) at the time the Offer is furnished to the Company. The Offer shall disclose the identity of the Proposed Transferee, the number of Offered Shares proposed to be sold, the total number of shares owned by the Optionee, the terms and conditions, including price, of the proposed sale, and any other material facts relating to the proposed sale. The Offer shall further state that the Company may acquire, in accordance with the provisions of this Agreement, all or any portion of the Offered Shares for the price and upon the other terms and conditions, including deferred payment (if applicable), set forth therein. If the Company desires to purchase all or any part of the Offered Shares, the Company shall, subject to the prior written consent of 3i Technology Partners if the exercise of such right by the Company would result in 3i Technology Partners and its affiliates owning greater than fifty percent (50%) of the outstanding capital stock of the

Company (based on vote or par value) immediately following such repurchase by the Company, communicate in writing to the Optionee, within 20 days of its receipt of the Offer, its election to purchase the Offered Shares.
     (b) Right of Second Refusal. If, within twenty (20) days of their receipt of the Offer, the Company fails to deliver written notice to the Optionee and each Investor of its intention to purchase all or any portion of the Offered Shares (the Offered Shares which the Company does not elect to purchase being referred to as the “Refused Shares”), each Investor shall have the absolute right, by delivery of written notice to the Company and each other Investor (as hereinafter provided), to purchase that number of Refused Shares as shall be equal to the number of Refused Shares multiplied by a fraction, the numerator of which shall be the number of shares (calculated on a common-equivalent basis) then owned by such Investor and the denominator of which shall be the aggregate number of shares (calculated on a common-equivalent basis) then owned by all Investors. The amount of Refused Shares that each Investor is entitled to purchase under this Section 15 shall be referred to as its “Pro Rata Fraction.”
     (c) Right of Oversubscription. The Investors shall have a right of oversubscription such that if any Investor declines to purchase its Pro Rata Fraction, the other Investors shall, among them, have the right to purchase up to the balance of the Refused Shares not so purchased. Such right of oversubscription may be exercised by an Investor by accepting the offer of the Refused Shares as to more than its Pro Rata Fraction. If, as a result thereof, such oversubscriptions exceed the total number of Refused Shares available in respect of such oversubscription privilege, the oversubscribing Investors shall be cut back with respect to their oversubscriptions on a pro rata basis in accordance with their respective Pro Rata Fractions or as they may otherwise agree among themselves.
     (d) Company Notice of Purchase. If the Company desires to purchase all or any part of the Offered Shares, the Company shall communicate in writing its election to purchase to the Optionee and each Investor, which communication shall state the number of Offered Shares the Company desires to purchase and shall be delivered in person or mailed to the Investors within twenty (20) days of the date of the Offer. Such communication shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Offered Shares. Sales of the Offered Shares to be sold to the Company pursuant to this Section shall be made at the offices of the Company on the 30th day following the date of the Offer (or if such 30th day is not a business day, then on the next succeeding business day). Such sales shall be effected by the Optionee’s delivery to the Company of a certificate or certificates evidencing the Offered Shares (or any portion thereof) to be purchased by it, duly endorsed for transfer to the Company, against payment to the Optionee of the purchase price therefor by the Company.
     (e) Investor Notice of Purchase. If an Investor desires to purchase all or any part of the Refused Shares, the Investor shall communicate in writing its election to purchase to the Optionee, which communication shall state the number of Refused Shares the Investor desires to purchase and shall be delivered in person or mailed to the

Optionee and the Company within twenty (20) days of the date the Offer (or any portion thereof) was declined by the Company or expired pursuant to paragraph (b) above. Such communication shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such Refused Shares (subject to the aforesaid limitations as to an Investor’s right to purchase more than its Pro Rata Fraction). Sales of the Refused Shares to be sold to purchasing Investors pursuant to this Section shall be made at the offices of the Company on the 30th day following the date the Offer (or any portion thereof) was declined by the Company (or if such 30th day is not a business day, then on the next succeeding business day). Such sales shall be effected by the Optionee’s delivery to each purchasing Investor of a certificate or certificates evidencing the Refused Shares to be purchased by it, duly endorsed for transfer to such purchasing Investor, against payment to the Optionee of the purchase price therefor by such purchasing Investor.
     (f) Sale to Third Party. If the Company and the Investors, as amongst themselves, do not purchase all of the Offered Shares, the Offered Shares may be sold by the Optionee at any time within 180 days after the date the Offer was made. Any such sale shall be to the Proposed Transferee, at not less than the price and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those specified in the Offer. Any Offered Shares not sold within such 180-day period shall continue to be subject to the requirements of a prior offer pursuant to this Agreement. If Offered Shares are sold pursuant to this Section to any purchaser who is not a party to the Amended and Restated Voting and Stock Restricted Agreement dated as of February 27, 2004, as amended from time to time, the Offered Shares so sold shall no longer be subject to any of the restrictions imposed by this Agreement.
     (g) Prohibited Transfers. The Optionee shall not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or dispose of all or any of his issued Shares except as expressly provided in this Agreement. Notwithstanding the foregoing, the Optionee may transfer all or any of his issued Vested Shares: (i) by way of gift to any member of his family, to any trust, or other entity for the benefit of any such family member or the Optionee, provided that any such transferee shall agree in writing with the Company and the Investors, as a condition to such transfer, to be bound by all of the provisions of this Agreement to the same extent as if such transferee were the Optionee, or (ii) by will or the laws of descent and distribution, in which event each such transferee shall be bound by all of the provisions of this Agreement to the same extent as if such transferee were the Optionee. As used herein, the word “family” shall include any spouse, lineal ancestor or descendant, brother or sister. As used herein, the term “Optionee,” as the case may be, is deemed to include any transferees of the Optionee, except as expressly provided otherwise.
     (h) Proposed Transferee. The Proposed Transferee (or any affiliate thereof) may not be a competitor of the Company.
     (i) Method of Payment. The Company or Investors shall pay the purchase price for any Shares purchased by them pursuant to this Section in cash.

     (j) Expiration of Transfer Restrictions. The first refusal rights and the transfer restrictions set forth in this Section 15 shall expire as to the Shares on the earliest to occur of the following (a) immediately prior to the consummation of the first firm commitment underwritten public offering by the Company under the Securities Act of 1933 of any of its equity securities pursuant to a public offering in which the purchase price per share is not less than $5.00 and the aggregate gross proceeds to the Company equal or exceed $20,000,000, (b) immediately prior to the consummation of the sale of all, or substantially all, of the Company’s assets or capital stock either through a direct sale or merger, consolidation, reorganization or any other form of business combination or acquisition in which the Company is the target of such business combination or acquisition, or (c) the registration of the Common Stock of the Company pursuant to the provisions of Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, or successor provision of law when such shares are held of record by more than 500 persons.
     16. Early Disposition. The Optionee agrees to notify the Company in writing immediately after the Optionee transfers any Shares, if such transfer occurs on or before the later of (a) the date that is two years after the date of this agreement or (b) the date that is one year after the date on which the Optionee acquired such Shares. The Optionee also agrees to provide the Company with any information concerning any such transfer required by the Company for tax purposes.
     17. Lock-up Agreement. The Optionee agrees that in the event that the Company effects an initial underwritten public offering of Common Stock registered under the Securities Act, the Shares may not be sold, offered for sale or otherwise disposed of, directly or indirectly, without the prior written consent of the managing underwriter(s) of the offering, for such period of time after the execution of an underwriting agreement in connection with such offering that all of the Company’s then directors and executive officers agree to be similarly bound.
     18. Arbitration. Any dispute, controversy, or claim arising out of, in connection with, or relating to the performance of this agreement or its termination shall be settled by arbitration in Massachusetts, pursuant to the rules then obtaining of the American Arbitration Association. Any award shall be final, binding and conclusive upon the parties and a judgment rendered thereon may be entered in any court having jurisdiction thereof.
     19. Provision of Documentation to Optionee. By signing this agreement the Optionee acknowledges receipt of a copy of this agreement and a copy of the Plan.
     20. Miscellaneous.
     (a) Notices. All notices hereunder shall be in writing and shall be deemed given when sent by mail, if to the Optionee, to the address set forth below or at the address shown on the records of the Company, and if to the Company, to the Company’s principal executive offices, attention of the Corporate Secretary.
     (b) Entire Agreement; Modification. This agreement constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the subject matter of this agreement. This agreement may be modified, amended or rescinded only by a written agreement executed by both parties.
     (c) Fractional Shares. If this option becomes exercisable for a fraction of a share because of the adjustment provisions contained in the Plan, such fraction shall be rounded down.
     (d) Issuances of Securities; Changes in Capital Structure. Except as expressly provided herein or in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to this option. No adjustments need be made for dividends paid in cash or in property other than securities of the Company. If there shall be any change in the Common Stock of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, spin-off, split-up or other similar change in capitalization or event, the restrictions contained in this agreement shall apply with equal force to additional and/or substitute securities, if any, received by the Optionee in exchange for, or by virtue of his or her ownership of, Shares, except as otherwise determined by the Board.
     (e) Severability. The invalidity, illegality or unenforceability of any provision of this agreement shall in no way affect the validity, legality or enforceability of any other provision.
     (f) Successors and Assigns. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth in Section 15 hereof.
     (g) Governing Law. This agreement shall be governed by and interpreted in accordance with the laws of the Massachusetts, without giving effect to the principles of the conflicts of laws thereof.

PEDESTAL SOFTWARE, INC.
AMENDMENT TO STOCK OPTION AGREEMENT
     This Amendment (this “Amendment”) to the Incentive Stock Option Agreement (the “Agreement”) of [                                        ] (“Optionee”) is made as of March [___], 2005, by and between Pedestal Software, Inc. (the “Company”) and Optionee. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
RECITALS
     A. The Company granted Optionee an incentive stock option (the “Option”) under the Company’s 2002 Stock Option and Incentive Plan (the “Plan”) to purchase [                                        ] shares of common stock of the Company at an exercise price of $[                    ] per share pursuant to the Agreement (the “Option”).
     B. This Amendment is contingent upon and is entered into in connection with an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Altiris, Inc., a Delaware corporation (“Parent”), Augusta Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and the Company, pursuant to which Sub will be merged with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and as a wholly owned subsidiary of Parent (the “Merger”). This Agreement shall become effective only upon the Effective Time as set forth in the Merger Agreement (the “Effective Date”);
     C. Optionee acknowledges that he or she will receive good and valuable consideration in connection with the Merger and through continued employment with Parent (or a subsidiary of Parent) following the consummation of the Merger.
     D. As an inducement to Parent to consummate the Merger, the Company and Optionee have agreed to amend the Agreement to provide that any accelerated vesting of the Option upon a change of control shall only be triggered if such a change of control is followed within 12 months by Optionee’s termination without Cause (as defined below).
     NOW THEREFORE, in consideration of the covenants set forth herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
     1. Effective Date. The parties hereby acknowledge and agree that this Agreement shall become effective upon the Effective Date.
     2. Acceleration of Vesting of Option in Certain Events. Section 3(b) of the Agreement is hereby amended and restated in its entirety to read as follows:
“(b) In the event that within 12 months after the Effective Date Optionee’s employment is terminated (i) by the Company other than for Cause or (ii) by Optionee as a result of an Involuntary Termination other than for Cause, then 100% of the unvested shares under this Option shall become vested and immediately exercisable effective as of the date of such termination without Cause provided that (A) Optionee continuously maintains a Business Relationship with the Company or its successor through the date of such termination without Cause and (B) Optionee executes and does not revoke a release of claims in form satisfactory to the Parent.”
     3. Removal of Acquisition Definition. Section 3(c) of the Agreement is hereby amended to delete from the Agreement the definition of the term “Acquisition.”
     4. Amendment of Business Relationship Definition. The defmition of “Business Relationship” as contained in Section 3(c) of the Agreement is hereby amended and restated in its entirety to read as follows:
     “‘Business Relationship’ means service to the Company or its successor in the capacity of an employee.”
     5. Addition of Involuntary Termination Definition. Section 3(c) of the Agreement is hereby amended to include the following definition:
“‘Involuntary Termination’ means that without Optionee’s consent, Optionee resigns because he or she is (i) relocated by the Company to an office located more than a 75-mile radius from his or her principal office location immediately prior to the Effective Date or (ii) subject to a reduction of his or her compensation or material reduction in the kind or level of employee benefits (but specifically not including equity compensation or equity-related benefits) by the Company, other than reductions that are part of a general reduction which is also applied to other personnel at his or her level as a result of unfavorable business conditions or decreased business performance of the Parent or one of its subsidiaries or business units; provided, however, that any resignation due to clause (i) or (ii) above must be within 30 days of the occurrence of the event leading to such Involuntary Termination.”
     4. Miscellaneous. To the extent not expressly amended hereby, the Agreement remains in full force and effect. This Amendment, together with the Agreement (to the extent not amended hereby) and the Plan, represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the Optionee’s Option. Whenever possible, each provision of this Amendment will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Amendment will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The Amendment is made in Massachusetts and shall be construed and enforced according to the laws of Massachusetts without regard to any applicable conflict of laws. This Amendment may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PEDESTAL SOFTWARE, INC.		[INSERT OPT1ONEE’S NAME]
By:
Name:
Title: